Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL ANNOUNCES NEW COAL SERVICES AGREEMENT

— Agreement to Optimize DP&L Supply Portfolio —

DAYTON, Ohio, June 8, 2006 — DPL Inc. (NYSE: DPL) today announced that its principal subsidiary, The Dayton Power and Light Company (DP&L), has entered into an agreement with Merrill Lynch Commodities Inc. (MLCI) intended to expand DP&L’s ability to manage its coal portfolio and long-term coal procurement strategy.

“One of our key challenges is to extract the most value from our coal portfolio at the same time that we seek to appropriately hedge our forward supply commitments,” said James V. Mahoney, DPL’s President and Chief Executive Officer.  “Linking up with MLCI is a key step in executing on our strategy to meet this challenge.”

With this agreement, DP&L will leverage MLCI’s analytical, optimization, marketing, and risk control capabilities to enhance its ability to manage its coal portfolio.  MLCI will assist DP&L in the development of its future requirements, the extraction of value from its existing commitments, and the overall management of this key commodity.

DP&L burns approximately 7.5 million tons of coal annually for its low cost generation fleet, primarily delivered directly off the Ohio River.  Under the terms of the agreement, DP&L will retain decision making authority for all coal transactions.

“MLCI is one of the recognized leaders in the commodities management arena,” said Mahoney.  “We are very pleased to be working with a firm of world-class caliber.”

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.